THE COMPANIES ACT (AS AMENDED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
FRESH DEL MONTE PRODUCE INC.
(Adopted by special resolution passed on June 2, 2022)
1.    The name of the Company is FRESH DEL MONTE PRODUCE INC.
2.    The Registered Office of the Company will be situated at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands, or at such other location within the Cayman Islands as the Board may from time to time determine.
3.    The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.
4.    The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.
5.    The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
6.    The liability of each Shareholder of the Company is limited to the amount, if any, unpaid on the Shares held by such Shareholder.
7.    The authorised share capital of the Company is US$2,500,000 divided into (i) 200,000,000 Ordinary Shares of a nominal or par value of US$0.01 each, and (ii) 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.    The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
9.    Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.
2

TABLE OF CONTENTS
CLAUSE

TABLE A	1
INTERPRETATION	1
PRELIMINARY	5
SHARES	6
General	6
Modification of Rights	6
Transfer and Registration of Shares	7
Alteration of Share Capital	7
Redemption, Repurchase and Surrender of Shares	8
Treasury Shares	8
Dividends	9
MEETINGS OF SHAREHOLDERS	9
Ability to Call Meeting	9
Notice of General Meetings	9
Quorum	10
Virtual Participation in Meetings	11
Adjournment, Cancellation or Postponement	11
Voting and Proxies	11
DIRECTORS	12
Powers and Duties of Directors	12
Number and Term of Office	13
Election of Directors	13
Removal	13
Vacancies	13
Relinquishment of Office of Director	14
Shareholding Qualification	14
Committees of the Board	14
Meetings; Voting; Conduct of Business	15
Director Conflicts of Interest	16
Officers	17
NOTICES	17
MISCELLANEOUS	20
The Seal	20
Accounts, Annual Return and Declaration	20
Capitalisation of Reserves	21
Share Premium Account	21
Depositary and Clearing Houses	21
Non-Recognition of Trusts	22
Winding Up	22
Amendment of Articles of Association	22
Registration by Way of Continuation	22
Disclosure	23

i

THE COMPANIES ACT (AS AMENDED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
FRESH DEL MONTE PRODUCE INC.
(Adopted by special resolution passed on June 2, 2022)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;
“Board” and “Board of Directors”	means the board of directors of the Company, or as the case may be, a committee thereof;
“Business Day”	means any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands and the United States are authorized or required by law or executive order to be closed.
“Chairperson”	means the chairperson of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Company”	means FRESH DEL MONTE PRODUCE INC., a Cayman Islands exempted company;
“Companies Act”	means the Companies Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Company’s Website”	means the main corporate and investors relations website of the Company, the address or domain name of which has been notified to Shareholders;
“Designated Stock Exchange”	means any national securities exchange or automated quotation system on which the Shares or securities are then traded, including but not limited to the New York Stock Exchange;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“Director”	means a member of the Board;
“electronic”	has the meaning given to it in the Electronic Transactions Act;
“electronic communication”	means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Board;
“Electronic Transactions Act”	means the Electronic Transactions Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules;
“Law”	means the Companies Act and every other law and regulation of the Cayman Islands or any other jurisdiction for the time being in force concerning companies and affecting the Company, including the federal securities laws of the United States;

“Memorandum”	means the memorandum of association of the Company, as amended or substituted from time to time;
“Ordinary Resolution”
means a resolution passed by a simple majority of the votes cast by such Shareholders on such matter as, being entitled to do so, in person or by proxy.

For purposes of determining votes cast, abstentions and broker non-votes shall be not be deemed to have been “cast”.

“Ordinary Shares”	means an ordinary share of a par value of US$0.01 in the capital of the Company and having the rights provided for in these Articles;
“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or officer of the Company in which circumstances Person shall mean any natural person;
“Preferred Shares”	means a preferred share of a par value of US$0.01 in the capital of the Company;
“Register”	means the register of Shareholders of the Company maintained in accordance with the Companies Act;
“Registered Office”	means the registered office of the Company as required by the Companies Act;
“Registration Agent”	means the Person maintaining the Company’s register of Shareholders;
“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;
“Secretary”	means any Person (if any) appointed by the Board to perform any of the duties of the secretary of the Company;
“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company, including the Ordinary Shares and Preferred Shares. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Shareholder”	means a Person who is registered as the holder of any Share in the Register (a Member as set forth in Section 38 of the Companies Act);
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;
“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;
“Special Resolution”	has the meaning given to it in the Companies Act. For purposes of determining votes cast, abstentions and broker non-votes shall be not be deemed to have been “cast”.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction;
“year”	means calendar year.

2.In these Articles, save where the context requires otherwise:
(a)words importing the singular number shall include the plural number and vice versa;
(b)words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;
(d)reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;
(e)reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(f)reference to any determination by the Board or by Directors shall be construed as a determination by the Board in its sole and absolute discretion and shall be applicable either generally or in any particular case;
(g)reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;
(h)any requirements as to delivery under these Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act) or an electronic communication;
(i)the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(j)any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;
3.Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
PRELIMINARY
4.The Registered Office shall be at such address in the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.
5.The Company shall keep, or cause to be kept, the Register at such place and with such Person as the Board may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES
General
6.Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, all Shares for the time being unissued shall be under the control of the Board who may:
(a)issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as the Board may from time to time determine; and
(b)grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;
and, for such purposes, the Board may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Board may in its absolute discretion and without approval of the existing Shareholders, issue Shares or issue other securities in one or more series as the Board deems necessary and appropriate, and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Shareholders, at such times and on such other terms as the Board thinks proper. The Company shall not issue Shares to bearer.
7.The Board may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board.
8.The Board may refuse to accept any application for Shares and may accept any application in whole or in part, for any reason or for no reason.
Modification of Rights
9.Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by two-thirds of the votes cast at such a meeting on such resolution. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have one vote for each Share of the Class held by him.  For the purposes of this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.
10.The rights conferred upon the holders of any Shares issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to such Shares issued, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares (for the avoidance of doubt including, without limitation, Preferred Shares) ranking pari passu with or senior to them or the redemption or purchase of any Shares of any Class by the Company.
Transfer and Registration of Shares
11.The process and procedures for the issuance, transfer and replacement of Shares shall be set forth in the corporate governance policies adopted by the Board.
12.Title to listed Shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the relevant Designated Stock Exchange that are or shall be applicable to such listed Shares.
Alteration of Share Capital
13.The Company may, from time to time by Ordinary Resolution, increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.
14.The Company may, by Ordinary Resolution:
(a)consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;
(b)convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;
(c)subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(d)cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.
15.The Shareholders may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Repurchase and Surrender of Shares
16.Subject to the provisions of the Companies Act and these Articles, the Company may:
(a)issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder who holds such Shares or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;
(b)purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and
(c)make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of its capital.
17.The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.
Treasury Shares
18.Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.
19.No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.
20.The Company shall be entered in the Register as the holder of the Treasury Shares provided that:
(a)the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
21.Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

Dividends
22.Subject to any rights and restrictions for the time being attached to any Shares and the Companies Act, the Board may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor in the manner and subject to the conditions and restrictions as determined by the Board from time to time.
23.Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Board. If paid by cheque it will be sent by mail addressed to the holder at his or her address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his, her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.
24.All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend unclaimed after a period of the lesser of (i) six (6) years from the date of declaration of such dividend or (ii) one year after dissolution of the Company may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.
Fractional Shares
25.The Board may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.
MEETINGS OF SHAREHOLDERS
Ability to Call Meeting
26.Except as otherwise required by Law, a general meeting may only be called by a resolution of a majority of the Board of Directors or by the Chairman of the Board of Directors, provided that an annual general meeting shall be held once in each calendar year.
Notice of General Meetings
27.Notice of any meeting of Shareholders (for meetings called by the Board of Directors or by Shareholders in accordance with Article 26) shall be given not less than ten (10) nor more than sixty (60) days before the date of any meeting of Shareholders, to each Shareholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

28.The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.
29.Shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting which shall include any proposal or nomination brought before the meeting (a) by or at the direction of the Board or (b) by a Shareholder who is a Shareholder as at the record date for the relevant meeting and who has tabled or put forward a proposal or nomination for consideration at a general meeting in accordance with the provisions of these Articles. In the case of (b), such proposal or nomination shall only be valid if (i) it contains the precise language of any such proposal or nomination to be considered by Shareholders as shall be determined in the absolute discretion of the Directors and (ii) it is forwarded to the Directors by hand or by registered post, along with a certificate certifying that such Shareholder is a Shareholder as at the record date for the relevant meeting, at least 80 and not more than 100 clear days prior to the relevant general meeting or within 10 clear days of the relevant record date if such record date has not been set or falls after that period of time.
Quorum
30.No business except for the appointment of a chairperson of the meeting shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business.  Except as otherwise provided by these Articles, the holders of a majority of the Shares entitled to vote at the general meeting, present in person, by remote communication or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that a presence of a larger number may be required by Law.
31.If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved.  In any other case, then either (i) the chairperson of the meeting or (ii) the holders of a majority of the Shares entitled to be cast by the Shareholder entitled to vote at the general meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.
32.When a meeting is adjourned to another time or place, unless required by Law, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which Shareholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of Shareholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each Shareholders entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Virtual Participation in Meetings
33.To the extent approved by the Board or the Chairperson, participation for a specific general meeting or all general meetings of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
Adjournment, Cancellation or Postponement
34.The chairperson may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.
35.The Board may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Board may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than forty-eight (48) hours before the time appointed for holding the postponed meeting.
Voting and Proxies
36.Subject to any rights and restrictions for the time being attached to any Share by Law, at a general meeting, every Shareholder present in person or by proxy shall have one vote for each Ordinary Share of which such Shareholder is the holder and the number of votes set forth in the terms of the Preferred Shares, if any, for each Preferred Share of which such Shareholder is the holder.
37.Votes may be given either personally or by proxy.
38.The instrument appointing a proxy shall be (i) in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation or a company, either under Seal or under the hand of an officer or attorney duly authorised or (ii) by way of a telephone or other similar communication equipment or electronic means approved by the Board from time to time. A proxy need not be a Shareholder. An instrument or other means appointing a proxy may be in any usual or common form or such other form as the Board may approve and, in the case of an instrument appointing a proxy in writing, such instrument shall be deposited with the Company in accordance with the terms of the notice of the relevant general meeting.

39.All actions that are presented at any general meeting or any special meeting to be voted upon shall be adopted by Ordinary Resolution, unless such action is required to be passed by a Special Resolution under the Companies Act.
DETERMINATION OF RECORD DATE
40.For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Shareholders shall be closed for transfers for a stated period which shall not in any case exceed forty days.
41.In lieu of, or apart from, closing the Register of Shareholders, the Directors may fix in advance a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, provided that the record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of any meeting of Shareholders.
42.If the Register of Shareholders is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.
DIRECTORS
Powers and Duties of Directors
43.Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board, who may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board that would have been valid if that resolution had not been passed.
44.The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

45.The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.
Number and Term of Office
46.The number of Directors which shall constitute the Board of Directors of the Company shall be between three (3) and nine (9). Upon the adoption of these Articles of Association the Directors shall be divided by resolution of the Directors into three classes of equal size, designated as Class I, Class II and Class III, provided however, that if the total number of Directors is 4, 5, 7, or 8, one Class may have one fewer or one more Director than the other two Classes. The Board of Directors shall make the subsequent appointments of individual Directors to particular Classes. Any increase or decrease in the number of Directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.
47.Each Director shall serve for a term ending on the date of the third annual general meeting following the annual general meeting at which such Director was elected.
48.For so long as Shares are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require, unless the Board resolves to follow any available exceptions or exemptions.
49.Each Director shall hold office until the earliest to occur of (i) expiration of his or her term as provided in the written agreement with the Company relating to the Director’s term, if any, and the election or appointment of his or her successor, (ii) his or her resignation or (iii) his or her removal pursuant to these Articles notwithstanding any agreement between such Director
Election of Directors
50.The Directors shall be nominated by the Board or by Shareholders holding at least twenty-five percent (25%) of the votes of the issued and outstanding Ordinary Shares present and entitled to vote thereon, voting as a single class. Once nominated, the Directors shall be elected to the Board of Directors by Ordinary Resolution on the election of such Director at any general meeting called for that purpose at which a quorum is present.
Removal
51.A Director may be removed from office by Ordinary Resolution, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).
Vacancies
52.The Board, by the affirmative vote of a simple majority of the Directors present and voting at a meeting of the Board of Directors, may at any time and from time to time appoint any person to be a Director to fill a vacancy arising from the resignation or removal of a former Director or as an addition to the existing Board, subject to compliance with director qualification requirements under the Designated Stock Exchange Rules as long as Shares are listed on the Designated Stock Exchange, unless the Board resolves to follow any available exceptions or exemptions.
53.The continuing Directors may act notwithstanding any vacancy in their body.
Relinquishment of Office of Director
54.A Director shall have relinquished his or her position as a Director if the Director:
(a)resigns his or her office by Notice delivered to the Company at the Office or tendered at a meeting of the Board;
(b)becomes of unsound mind or dies;
(c)without special leave of absence from the Board, is absent from meetings of the Board for three consecutive times and the Board resolves that his or her office be vacated; or
(d)becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his or her creditors;
(e)is prohibited by Law from being a Director; or
(f)ceases to be a Director by virtue of any provision of the Companies Act or is removed from office pursuant to these Articles.
Shareholding Qualification
55.The Board shall determine the qualification for Directors.
Committees of the Board
56.The Board may delegate any of its powers to committees consisting of one or more directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.
57.Subject to any regulations imposed on it by the Board, a committee appointed by the Board may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within sixty (60) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.
58.Any such delegates as aforesaid may be authorised by the Board to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

Meetings; Voting; Conduct of Business
59.The Board and each committee thereof may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate its meetings and proceedings as it thinks fit.
60.A meeting of the Board may be convened by the Secretary on request of the Chairperson, the Chief Executive Officer or by any Director. The Secretary shall convene a meeting of the Board (i) upon written notice of at least three (3) business days to all Directors which notice shall set forth the general nature of the business to be considered of the Board or committee, as the case may be, unless notice is waived by all the Directors either at, before or after the meeting is held and (ii) in accordance with the other procedures set forth in the Corporate Guidelines as approved by the Board from time to time. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Shareholders shall apply mutatis mutandis.
61.A Director may participate in any meeting of the Board or of any committee thereof by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
62.The quorum necessary for the transaction of the business of the Board or any committee thereof shall be a majority of the Directors that constitute the Board or the relevant committee, as the case may be, at the time of the notice for such meeting shall be given.
63.All matters arising at any meeting of the Board or any committee thereof shall be decided by a majority of the votes cast at the meeting, provided that a quorum is present.
64.Each Director shall be entitled to cast one (1) vote on each matter submitted to the Board, or to any committee thereof of which he or she is a member.
65.The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairperson of the meeting.
66.The Board shall cause minutes to be made for the purpose of recording:
(a)all appointments of officers made by the Board;
(b)the names of the Directors present at each meeting of the Board and of any committee of the Board; and
(c)all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of Board.
67.All acts done by any meeting of the Board or of a committee of the Board shall be as valid as if every such Person had been duly appointed and was qualified to be a Director notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director(s) or that such Director(s) were disqualified.
CONFLICT OF INTERESTS
Director Conflicts of Interest
68.Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his or her office from contracting with the Company, either with regard to his or her tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Shareholders for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his or her interest in any contract or arrangement in which he or she is interested in accordance with Article 70 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined under applicable law or the rules of the Designated Stock Exchange, shall require the approval of the Audit Committee.
69.A Director who to his or her knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his or her interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he or she knows his or her interest then exists, or in any other case at the first meeting of the Board after he or she knows that he or she is or has become so interested.
70.Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by the Chairperson of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.
71.Subject to any corporate governance policies adopted by the Board, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Board whereat he or she or any other

Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.
Officers
72.Subject to these Articles, the Board may from time to time appoint any natural person, whether or not a Director to hold such office in the Company as the Board may think necessary for the administration of the Company.
73.The Board may appoint any natural person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as it thinks fit. Any Secretary or assistant Secretary so appointed by the Board may be removed by the Board.
74.The Board may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.
NOTICES
75.Except as otherwise provided in these Articles, at the discretion of the Board, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or by courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Board deems it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
76.Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.
77.Any notice or other document, if served by:
(a)post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted;

(b)facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service; or
(d)electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or
(e)placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.
In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
78.Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.
79.Notice of every general meeting shall be given to:
(a)all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and
(b)every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting and who has supplied to the Company an address for the giving of notices to him.
No other Person shall be entitled to receive notices of general meetings.

INDEMNIFICATION AND INSURANCE
80.Every Director and officer of the Company and any former Director or former officer (solely with respect to such former Director's or officer's term as such) and any individual who, at the request of the Company, serves or has served as a director, officer, partner or trustee of (i) another corporation, partnership, joint venture or other entity which is a subsidiary of the Company, or (ii) a trust or employee benefit plan associated with the business of the Company or a subsidiary of the Company (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company from and against any claim or liability and all actions, proceedings, costs, charges, damages or expenses (including legal expenses), losses, or liabilities whatsoever which he or she incurred or sustained as a result of any act or failure to act in carrying out their functions (including any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Director or officer of the Company), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.
81.No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
82.The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
83.The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
84.Neither the amendment nor repeal of Articles 79-83 of these Articles, nor the adoption or amendment of any other provision of the Memorandum and Articles of Association of the Company inconsistent with Articles 79-83 of these Articles, shall apply to affect in any respect the applicability of Articles 79-83 of these

Articles with respect to any act, or circumstance or condition, or failure to act, which occurred prior to such amendment, repeal or adoption.
MISCELLANEOUS
The Seal
85.The Seal shall not be affixed to any instrument except by the authority of any Director provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as any Director may appoint for the purpose and such Person or Persons as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.
86.The Company may maintain a facsimile of the Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of any Director provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing’s of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as any Director may appoint for the purpose and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as any Director may appoint for the purpose.
87.Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company. The financial year of the company shall end on (i) the last Friday of the calendar year or the first Friday subsequent to the end of the calendar year, whichever is closest to the end of the calendar year or (ii) such other date as the Directors may determine.
Accounts, Annual Return and Declaration
88.The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board. The books of account shall be kept at the Registered Office, or at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.
89.The Board may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by Law or Designated Stock Exchange Rule or authorised by the Board.

90.The Board in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.
Capitalisation of Reserves
91.Subject to the Companies Act, the Board may:
(a)resolve to capitalise an amount standing to the credit of reserves (including the Share Premium Account, capital redemption reserve and profit and loss account), or otherwise available for distribution;
(b)appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as the Board may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid
(c)make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve;
(d)authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, and any such agreement made under this authority being effective and binding on all those Shareholders; and
(e)generally, do all acts and things required to give effect to the resolution.
Share Premium Account
92.The Board shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
93.There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Board such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.
Depositary and Clearing Houses
94.If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting or of any Class of Shareholders of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he or she represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and Class of Shares specified in such authorisation.
Non-Recognition of Trusts
95.No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.
Winding Up
96.If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.
97.If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.
Amendment of Articles of Association
98.Subject to the Companies Act and the provisions set forth herein, the Shareholders may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum, in whole or in part.
Registration by Way of Continuation
99.The Shareholders may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Board may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to affect the transfer by way of continuation of the Company.

Disclosure
100.The Board, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorised by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.